Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

Subsidiary	State/County
Aarding Thermal Acoustics B.V.	Netherlands
Aarding Thermal Acoustics USA Inc.	United States
Arkanum Management Limited	United Kingdom
CECO Emtrol Buell India Private Limited	India
CECO Environmental (Shanghai) Co., Ltd.	China
CECO Environmental Asia Pacific Pte. Ltd.	Singapore
CECO Environmental Corp.	United States
CECO Environmental IP Inc.	United States
CECO Environmental Mexico S. de R. L. de C. V.	Mexico
CECO Environmental Middle East DMCC	United Arab Emirates
CECO Environmental Netherlands B.V.	Netherlands
CECO Environmental Services S de RL de CV	Mexico
CECO Group Global Holdings LLC	United States
Ceco Group, Inc.	United States
CECO Industrial Solutions, Inc.	United States
CECO Mexico Holdings LLC	United States
CECO Peerless (China) Environmental Co. Ltd.	China
CECO Peerless (China) Environmental Co., Ltd. - Shanghai Branch	China
CECO Peerless China Holdings LLC	United States
Compass Water Solutions, Inc.	United States
DS21 Co., Ltd.	Republic of Korea
Effox-Flextor-Mader Inc.	United States
EFM Equipment Company LLC	United States
Emtrol LLC	United States
Emtrol LLC - UK Branch	United Kingdom
Emtrol Ltd.	Canada
Environmental Integrated Solutions Limited	United Kingdom
FKI, LLC	United States
Flextor, Inc.	Canada
General Rubber LLC	United States
H.M. White, Inc.	United States
Kemco Systems Co., LLC	United States
Malvar Engineering Limited	United Kingdom
Mefiag (Guangzhou) Filter Systems Ltd.	China
Mefiag B.V.	Netherlands
Met-Pro (Hong Kong) Company Limited	Hong Kong
Met-Pro Technologies LLC	United States